Exhibit 99.1

Company Contact:	Investor Relations Contacts:
BioSphere Medical, Inc.	Lippert/Heilshorn & Associates, Inc.
Martin Joyce, EVP & CFO	Kim Golodetz
(781) 681-7925	(kgolodetz@lhai.com)
www.biospheremed.com	(212) 838-3777
Bruce Voss
(bvoss@lhai.com)
(310) 691-7100
www.lhai.com

BIOSPHERE MEDICAL FOURTH QUARTER RESULTS FEATURE

24% GROWTH IN U.S. REVENUE FOR EMBOLICS AND DELIVERY SYSTEMS

ROCKLAND, Mass. February 11, 2009 – BioSphere Medical, Inc. (NASDAQ: BSMD) (“BioSphere” or the “Company”) – a medical device company that has pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by a minimally invasive, image-guided medical procedure called embolotherapy — today reported its financial results for the three and 12 months ended December 31, 2008.  Highlights of the fourth quarter and recent weeks include:

•                  Total U.S. embolics and delivery system revenue for the quarter was $5.80 million, an increase of 24% over the same period in 2007

•                  Total worldwide embolics and delivery systems revenue for the quarter was $7.10 million, an increase of  20% over the same period in 2007

•                  Total phased-out gastric products revenue for the quarter was $0.03 million, a decrease of  95% compared to the same period in 2007

•                  Total worldwide revenue for the quarter was $7.23 million, an increase of 8% over the same period in 2007

•                  Clinical data presented at the January 2009 International Symposium on Endovascular Therapy (ISET) meeting reported that 34 patients with primary liver cancer demonstrated an objective tumor response of 79% at six months when treated with HepaSphere™ microspheres loaded with doxorubicin

•                  Excellent physician attendance at the Company’s AAGL symposium “Successful Collaboration for the Latest Treatments of Fibroids”

Commentary

Richard Faleschini, BioSphere’s president and chief executive officer, said, “Despite very challenging economic times, we are pleased with our financial results both for the fourth quarter and the full year.  These results reflect our intense effort in education and in executing our sales and marketing programs, which target our key constituencies, including interventional radiologists, hospital and service-line administrators, gynecologists, and women with uterine fibroids.  The sales professionals in our expansion territories have become nearly fully productive, and they are now able to leverage our market development tools that can help them grow their territories.  In the fourth quarter of 2008, four of our expansion territories achieved revenue growth in excess of 40% over the same period a year ago.

“We believe that our efforts to educate referring physicians are also paying off.  Our message has been both that UFE is a clinically effective, durable, and more patient-friendly alternative to hysterectomy with compelling clinical data, and that gynecologists can benefit from collaborating with interventional radiologists to provide the best overall patient care.  We had excellent attendance at a symposium we sponsored at the AAGL meeting in October entitled ‘Successful Collaboration for the Latest Treatments of Fibroids.’   Additionally, in a survey we conducted in November, 25% of our top accounts with quarterly sales growth cited an increase in the level of Ob/Gyn referrals as an important factor promoting growth,” Mr. Faleschini continued.

“We have also marketed to hospitals, which in the current financial crisis are in great need of profitable procedures that better utilize their existing human, space, and imaging resources.  We are gaining traction with this constituency as evidenced by the sharp increase in the number of patient co-marketing programs conducted in the fourth quarter of 2008 compared to the number conducted in the third quarter.

“We also continued our direct-to-consumer campaign during the quarter, with supermodel Beverly Johnson appearing on several television programs, including NBC’s Today.  We continue to seek cost-effective ways to educate and directly target consumers and develop a sustainable and scalable direct-to-patient program.  We believe we are making very good progress on this effort.

“Our interventional oncology business received positive support in the fourth quarter from Dr. Grosso’s publication in November entitled, ‘Transarterial Chemoembolization for Hepatocellular Carcinoma with Drug-Eluting Microspheres.’  In this study, Dr. Grosso showed a high objective tumor response in patients with primary liver cancer following treatment with HepaSphere microspheres loaded with doxorubicin.  In January he presented further results from this study at the inaugural symposium of Clinical Interventional Oncology, a sister symposium of the annual ISET meeting in South Florida, and, following his presentation, BioSphere received many inquiries about HepaSphere at our booth.    These are just two examples of catalysts that could help grow the sales of this drug-eluting product.  Over the course of 2009, we expect to see additional positive publications and presentations about HepaSphere that will support further development of our interventional oncology business outside the U.S. as well as inside the U.S.

Mr. Faleschini concluded, “I am pleased to report that we believe we have made substantive progress on virtually all our key initiatives in 2008, as reflected in our positive results.”

Financial Results

Total revenue for the fourth quarter of 2008 was $7.23 million, an increase of 8% compared with $6.70 million for the fourth quarter of 2007.  Total revenue includes only $0.03 million from gastric products in the fourth quarter of 2008, compared with $0.68 million in the fourth quarter of 2007, as the Company has completed the phaseout of this product line. Worldwide revenue of embolics and delivery systems was $7.10 million, up 20% from $5.92 million in the prior year.

Product revenue in the U.S. for the fourth quarter of 2008 was $5.80 million, an increase of 24% compared with $4.69 million in the fourth quarter of 2007.  Revenue in Europe, the Middle East and Africa (EMEA) for embolics and delivery systems was $1.07 million for the fourth quarter of 2008, compared with $1.10 million for the same period in 2007.  The 3% decline was due to the impact of the stronger US dollar during the quarter; in local currencies revenue rose 8%. In markets outside of the United States and EMEA, revenue was $0.23 million for the fourth quarter of 2008, up 83% from $0.13 million for the same period in 2007.

Gross profit rose to $5.47 million, or 75.6% of revenue, for the fourth quarter of 2008, compared with gross profit of $4.85 million, or 72.3% of revenue, for the fourth quarter of 2007.

Operating expense for the fourth quarter of 2008 was $7.05 million, compared with $5.26 million for the fourth quarter of 2007.  The increase was primarily due to the addition of senior-level executives, a milestone accrual in research and development for the Company’s program with DuPont, expansion of the U.S. sales force, and increased marketing spending for UFE programs.

Operating loss for the fourth quarter of 2008 was $1.58 million, compared with $0.41 million for the fourth quarter of 2007.

Net interest income for the fourth quarter of 2008 was $0.004 million, compared with net interest income of $0.25 million for the fourth quarter of 2007, reflecting lower interest rates on invested cash. Foreign exchange gain for the fourth quarter of 2008 was $0.05 million due to the strengthening of the US dollar against the euro, compared with a foreign exchange loss of $0.08 million for the fourth quarter of 2007.

The preferred stock dividend for the fourth quarter of 2008 was $0.15 million, compared with $0.14 million in the fourth quarter of 2007.

Net loss applicable to common stockholders for the fourth quarter of 2008 was $1.68 million, or $0.09 per share, compared with a net loss applicable to common stockholders of $0.38 million, or $0.02 per share, in the same period last year.

For the 12 months ended December 31, 2008, total revenue was $29.26 million, an increase of 9% from $26.90 million for the same period in 2007.  Revenue from embolics and delivery systems was $28.02 million in 2008, an increase of 17% compared with $24.01 million in 2007. Gross profit rose to $21.57 million, or 73.7% of revenue, for 2008, compared with gross profit of $19.13 million, or 71.1% of revenue, for 2007.  The net loss applicable to common shareholders in 2008 was $6.07 million, or $0.34 per share, compared with a net loss applicable to common shareholders in 2007 of $2.41 million, or $0.14 per share.

As of December 31, 2008, BioSphere had cash, cash equivalents and marketable securities of $18.24 million.

Sales by therapeutic area in the fourth quarter of 2008 were as follows:

•                  Worldwide sales of embolics used in interventional gynecology, or UFE, rose 23% to $5.55 million compared with the fourth quarter of 2007, which includes U.S. sales of $4.67 million, an increase of 23%, and sales outside of the U.S. of $0.88 million, an increase of 19%, compared to the fourth quarter of 2007.

•                  Worldwide sales of embolics used in interventional oncology rose 12% to $1.33 million compared with the fourth quarter of 2007, which includes U.S. sales of $0.99 million, an increase of 24%, and sales outside of the U.S. of $0.34 million, a decrease of 13%, compared to the fourth quarter of 2007.

•                  Worldwide sales of delivery systems rose 8% to $0.23 million compared with the fourth quarter of 2007, which includes U.S. sales of $0.14 million, an increase of 34%, and sales outside of the U.S. of $0.09 million, a decline of 18%, compared to the fourth quarter of 2007.

Conference Call and Webcast

The Company will host a conference call to discuss these results and answer questions on February 12, 2009 beginning at 8:30 a.m. Eastern time.  The dial-in number is 888-563-6275 (US/Canada) or 706-643-3137 (International), and the conference ID is 80124190. The live webcast will be available in the “Investors” section of BioSphere’s Web site at www.biospheremed.com.  A replay of the webcast will also be available at BioSphere’s Web site.

About BioSphere Medical, Inc.

BioSphere Medical, Inc. seeks to pioneer and commercialize minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology.  The Company’s core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications.  BioSphere’s principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE.  The Company’s products continue to gain acceptance in this rapidly emerging procedure, as well as in a number of other new and established medical treatments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s expectation for revenue growth in 2009 and beyond, the expected benefits of the Company’s sales force and sales and marketing strategies, and the Company’s expectations regarding market acceptance for its products.   The Company may use words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “estimates,” “should,” “intends,” “looking forward,” and similar expressions to identify these forward-looking statements.  These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions.  There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict.  These important factors include, without limitation, risks relating to:

•                  the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its Embosphere® Microspheres, for the treatment of UFE, its HepaSphere™ Microsphere and QuadraSphere® Microsphere products, and its delivery system product line;

•                  the failure of the Company to increase the rate of UFE procedures, and concomitant use of its products for UFE, with its expanded sales force and its recently initiated sales and marketing strategies;

•                  the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates;

•                  the Company’s ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

•                  the absence of, or delays or cancellations of, product orders;

•                  delays, difficulties or unanticipated costs in the introduction of new products;

•                  competitive pressures and the risk of product liability claims, either of which may impact market acceptance of products and adversely affect the Company’s operating results;

•                  the inability of the Company to successfully execute on its plans and strategies for future growth, including its plans to grow its business in both the UFE and interventional oncology fields and its plans for international growth;

•                  the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

•                  general economic and market conditions, both domestic and abroad; and

•                  risk factors described in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

(Tables to follow)

BioSphere Medical, Inc.

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED  BALANCE SHEETS

As of December 31, 2008 and December 31, 2007

(in thousands, unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Cash, cash equivalents and investments	$18,239	$23,579
Accounts receivable, net	4,729	4,058
Inventories	3,762	3,836
Prepaid expenses and other current assets	663	652
Property and equipment, net	989	1,124
Goodwill	1,443	1,443
Other assets	403	67

Total assets	$30,228	$34,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$5,402	$5,460
Deferred revenue	63	146
Capital lease obligations	17	44
Stockholders’ equity	24,746	29,109

Total liabilities and stockholders’ equity	$30,228	$34,759

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the three and twelve months ended December 31, 2008 and 2007

(in thousands, except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$7,235	$6,704	$29,258	$26,900

Costs and expenses:
Cost of revenues	1,764	1,854	7,686	7,768
Research and development	1,066	534	3,305	2,342
Sales	2,611	1,970	10,374	7,671
Marketing	1,642	1,070	6,514	5,290
General, administrative and patent costs	1,734	1,684	7,204	6,439

Total costs and expenses	8,817	7,112	35,083	29,510

Loss from operations	(1,582)	(408)	(5,825)	(2,610)
Other income and expenses, net	50	170	462	756

Net loss before income taxes	(1,532)	(238)	(5,363)	(1,854)

Income tax provision	—	—	(129)	—

Net Loss	(1,532)	(238)	(5,492)	(1,854)

Preferred stock dividends	(145)	(142)	(578)	(557)

Net loss applicable to common stockholders	$(1,677)	$(380)	$(6,070)	$(2,411)

Net loss per common share
Basic and diluted	$(0.09)	$(0.02)	$(0.34)	$(0.14)

Weighted average common shares outstanding
Basic and diluted	18,002	17,855	17,983	17,647